Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
THIRD QUARTER 2010 RESULTS
Houston, Texas, October 21, 2010 — Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income for the third quarter of 2010 of $198.5 million, or $1.43 per share on a diluted basis, compared with net income of $364.1 million, or $2.62 per share on a diluted basis, in the same period a year earlier. Revenue in the third quarter of 2010 was $799.7 million, compared with revenue of $908.4 million for the third quarter of 2009.
For the nine months ended September 30, 2010, the Company reported net income of $713.8 million, or $5.13 per share on a diluted basis, compared with net income of $1.1 billion, or $7.91 per share on a diluted basis, for the same period in 2009. Revenue for the nine months ended September 30, 2010 was $2.5 billion, compared with revenue of $2.7 billion for the first nine months of 2009.
Diamond Offshore President and Chief Executive Officer Larry Dickerson said: “Earnings for the quarter were negatively impacted by reserves taken in connection with a contractual force majeure dispute with a customer emanating from the drilling moratorium in the U.S. Gulf of Mexico; higher than normal downtime related to special surveys, shipyard maintenance, and acceptance testing; and the mobilization of rigs out of the U.S. Gulf. We anticipate that most of these rigs will be employed during the majority of the fourth quarter of 2010.
“While uncertainty persists in the U.S. Gulf, international markets for our rigs remain relatively stable, supported by higher oil prices and consistent demand,” Dickerson said.
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
As previously announced, Diamond Offshore will provide a simulcast and rebroadcast of its third quarter 2010 earnings release conference call. The live broadcast of our quarterly conference call will be available online at www.diamondoffshore.com on October 21, 2010 beginning at 9:00 a.m. Central Daylight Time. The online replay will follow immediately and continue for the remainder of the calendar quarter after the original call. Please go to the web site at least 15 minutes before the broadcast to register, download and install any necessary audio software.

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Contract drilling	$748,998	$885,281	$2,405,175	$2,664,447
Revenues related to reimbursable expenses	50,726	23,094	76,833	76,055

Total revenues	799,724	908,375	2,482,008	2,740,502

Operating expenses:
Contract drilling	348,507	304,146	1,002,605	906,746
Reimbursable expenses	50,313	22,873	75,397	75,019
Depreciation	99,117	86,485	297,265	256,978
General and administrative	16,999	15,628	50,502	48,109
Gain on disposition of assets	(32,392)	(217)	(33,425)	(365)

Total operating expenses	482,544	428,915	1,392,344	1,286,487

Operating income	317,180	479,460	1,089,664	1,454,015

Other income (expense):
Interest income	395	1,879	2,154	3,645
Interest expense	(22,567)	(14,031)	(66,221)	(26,436)
Foreign currency transaction gain (loss)	3,724	8,313	194	17,921
Other, net	(166)	(336)	(287)	315

Income before income tax expense	298,566	475,285	1,025,504	1,449,460

Income tax expense	(100,042)	(111,151)	(311,734)	(349,305)

Net Income	$198,524	$364,134	$713,770	$1,100,155

Income per share:
Basic	$1.43	$2.62	$5.13	$7.91

Diluted	$1.43	$2.62	$5.13	$7.91

Weighted average shares outstanding:
Shares of common stock	139,027	139,005	139,026	139,003
Dilutive potential shares of common stock	10	98	55	80

Total weighted average shares outstanding	139,037	139,103	139,081	139,083

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2010	2009

REVENUES
High Specification Floaters	$305,335	$353,318
Intermediate Semisubmersibles	380,438	421,145
Jack-ups	63,133	110,818
Other	92	—

Total Contract Drilling Revenue	$748,998	$885,281

Revenues Related to Reimbursable Expenses	$50,726	$23,094

CONTRACT DRILLING EXPENSE
High Specification Floaters	$148,503	$103,258
Intermediate Semisubmersibles	153,683	142,156
Jack-ups	42,940	52,559
Other	3,381	6,173

Total Contract Drilling Expense	$348,507	$304,146

Reimbursable Expenses	$50,313	$22,873

OPERATING INCOME
High Specification Floaters	$156,832	$250,060
Intermediate Semisubmersibles	226,755	278,989
Jack-ups	20,193	58,259
Other	(3,289)	(6,173)
Reimbursable expenses, net	413	221
Depreciation	(99,117)	(86,485)
General and administrative expense	(16,999)	(15,628)
Gain on disposition of assets	32,392	217

Total Operating Income	$317,180	$479,460

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$184,434	$376,417

Marketable securities	800,593	400,853

Accounts receivable, net of provision for bad debts	600,368	791,023

Prepaid expenses and other	185,264	155,077

Total current assets	1,770,659	1,723,370

Drilling and other property and equipment, net of accumulated depreciation	4,283,708	4,432,052

Long-term receivable	48,822	—

Other assets	397,500	108,839

Total assets	$6,500,689	$6,264,261

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	505,918	413,475

Long-term debt	1,495,538	1,495,375

Deferred tax liability	560,666	546,024

Other liabilities	200,853	178,745

Stockholders’ equity	3,737,714	3,630,642

Total liabilities and stockholders’ equity	$6,500,689	$6,264,261

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
AVERAGE DAYRATES AND UTILIZATION

	Third Quarter		Second Quarter		Third Quarter
	2010		2010		2009
	Dayrate	Utilization	Dayrate	Utilization	Dayrate	Utilization
			(Dayrate in thousands)

High Specification Floaters	$364	56%	$373	69%	$389	75%
Intermediate Semis	$280	76%	$269	82%	$278	84%
Jack-ups	$82	60%	$85	76%	$117	65%